MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made effective as of the 27th day of January, 2014 (“Effective Date”) by and between ARC HOSPITALITY TRS BALTIMORE, LLC, a Delaware limited liability company, with an address at 405 Park Avenue, New York, New York 10022 (“TRS”), and AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC, a Delaware limited liability company, with an address at 405 Park Avenue, New York, New York 10022 (“Management Company”).

RECITALS:

WHEREAS, TRS holds leasehold title granted by ARC HOSPITALITY BALTIMORE, LLC (the “Owner”) of certain real property located at 1000 Aliceanna Street, Baltimore, MD 21202, more particularly described on Exhibit A, attached to this Agreement and made a part hereof, on which is a 205-room building operating under the trade name Courtyard by Marriott Baltimore Downtown/Inner Harbor (the “Hotel”); and

WHEREAS, TRS desires to have Management Company manage and operate the Hotel from and after the Management Commencement Date (as defined in Article II) and Management Company is willing to perform such services for the account of TRS on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT OF MANAGEMENT COMPANY

1.01	Appointment

TRS hereby appoints and engages Management Company as TRS’s agent to supervise, direct and control management and operation of the Hotel for the Term provided in Article V. Management Company accepts said appointment and agrees to manage the Hotel as of the Management Commencement Date and for the remainder of the Term of this Agreement in accordance with the terms and conditions set forth in this Agreement. The performance of all activities by Management Company, including the maintenance of all Operating Accounts, shall be as the agent of and for the account of TRS.

1.02	Delegation of Authority

Except as otherwise specifically provided in this Agreement, the Hotel shall be operated under the exclusive supervision and control of Management Company, which shall be responsible for the proper and efficient operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall, on behalf of TRS, have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of Operating Accounts (including Working Capital), procurement of inventories, supplies and services, promotion and publicity, and generally all activities necessary for the operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall have the right, authority and power to negotiate and enter into such reasonable contracts, leases, licenses, arrangements, concessions and other agreements for any hotel operations, parking, restaurant, bar or food services operations on behalf of TRS as an Operating Expense in accordance with the Approved Annual Operating Projection, as Management Company deems reasonably necessary or advisable in connection with the operation of the Hotel.

1.03	No Covenants or Restrictions

TRS warrants that there will be on the Management Commencement Date no covenants or restrictions that would prohibit or limit Management Company from operating the Hotel, including cocktail lounges, restaurants and other facilities customarily a part of or related to a first-class hotel facility. TRS agrees upon request by Management Company to sign promptly and without charge applications for licenses, permits, or other instruments necessary for operation of the Hotel.

1.04	Representations of Management Company

Management Company represents that it and/or its Affiliates are experienced and capable in the promotion, management, and operation of first-class hotels, and covenants and agrees, to the extent sufficient Working Capital and funding for expenditures described in Article VIII of this Agreement exist to manage and operate the Hotel as a first-class hotel in accordance with the standards of other first-class hotels managed and operated by Management Company and/or its Affiliates, and in strict compliance with that certain Franchise Agreement dated [______] between Marriott International, Inc.,as the “Franchisor,” and TRS, as the “Franchisee” (as such agreement may have been or may be amended subject to Article X below, the “Franchise Agreement”), respecting the Hotel. TRS acknowledges and agrees that Management Company is not making any representation, warranty or claim that the operation of the Hotel will be profitable. Management Company shall use the Hotel solely for the operation of a hotel business (including any designated restaurant and/or retail spaces as approved by TRS) and for other activities which are customary and usual in connection with such an operation.

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ARTICLE II

DEFINITION OF TERMS

The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Period” means a calendar month.

“Additional Invested Capital” means the cumulative total, as of any given date during the Term of this Agreement, of: (i) any expenditures made by TRS pursuant to Section 8.03; plus (ii) any contributions by TRS to the Reserve beyond the funding described in Section 8.02 A, other than those contributions which are treated as Operating Expenses or reimbursed to TRS under Section 8.02 E plus (iii) any expenditures Owner is required to make to the real property described on Exhibit A pursuant to any and all leasehold agreements between Owner and TRS.

“Affiliate” means (i) Crestline Hotels & Resorts, LLC, a Delaware limited liability company; and/or (ii) any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Approved Annual Operating Projection” shall have the meaning set forth in Section 9.03 A.

“Annual Operating Statement” shall have the meaning set forth in Section 9.01.

“Base Management Fee” shall have the meaning set forth in Section 6.01 A.

“Capital Expenditures Estimate” shall have the meaning set forth in Section 8.03 A.

“Centralized Services” shall have the meaning set forth in Section 11.03.

“Competitive Set” shall have the meaning set forth in Section 6.03 D.

“Default” shall have the meaning set forth in Section 16.01.

“Effective Date” shall have the meaning set forth in the Preamble.

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“Employee Benefits” means all employee benefits, statutory or otherwise, including the employer’s contributions of payroll, incentives and other compensation (including payroll taxes and other payroll costs) or employment taxes, workers’ compensation insurance, group life, health and accident insurance premiums, COBRA benefits, pension and profit sharing plan contributions, disability benefits, and any other benefits available to such Hotel employees by virtue of their employment by Management Company, and in the reasonable opinion of Management Company, is commercially necessary to provide for the benefit of Hotel Employees in order to conform with all applicable Legal Requirements and industry standards to remain competitive in the industry and local market to attract and retain qualified personnel.

“Employee Claim” means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claims) by any employee or employees of Management Company against TRS or Management Company with respect to the employment at the Hotel of such employee or employees. “Employee Claim” shall include, without limitation, the following: (i) claims which are eventually resolved by mediation, arbitration, litigation or other settlement; (ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel have been breached; and (iii) claims which involve allegations that one or more state or federal employment laws have been violated.

“Event of Default” shall have the meaning set forth in Section 16.02.

“Executive Employees” shall have the meaning set forth in Section 14.02.

“FF&E” shall have the meaning set forth in Section 8.01.

“FF&E Estimate” shall have the meaning set forth in Section 8.02 C.

“Fiscal Year” means Management Company's Fiscal Year, which now begins at 12:01 a.m. on January 1 and ends at midnight on December 31. The partial Fiscal Year between the Management Commencement Date and January 1 of the first full Fiscal Year shall be deemed part of the first full Fiscal Year. The partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year. If Management Company's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedure shall be made; provided, however, that no such change or adjustment shall alter the Term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due TRS or alter and/or modify the rights of TRS hereunder.

“Fixed Asset Supplies” means supply items included within Property and Equipment under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms and similar items.

“Force Majeure” shall have the meaning set forth in Section 16.04.

“Foreclosure” shall have the meaning set forth in Section 3.03.

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“Foreclosure Purchaser” shall have the meaning set forth in Section 3.03.

“Franchise Agreement” shall have the meaning set forth in Section 1.04.

“Franchisee” shall have the meaning set forth in Section 1.04.

“Franchisor” shall have the meaning set forth in Section 1.04.

“Funds Request” shall have the meaning set forth in Section 7.01 B.

“Gross Revenues” means all revenues and receipts of every kind derived from operating the Hotel and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires from their operations); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) federal, state, and municipal excise, sales, and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel, which shall be deposited in the Reserve; (iv) proceeds of any insurance other than business interruption insurance (or other insurance against loss of income) of the type described in Section 12.01 A 4; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing; (viii) proceeds of any judgment or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on the Reserve, which shall be deposited in the Reserve; and (x) any funds supplied by TRS to the Reserve.

“Hotel” shall have the meaning set forth in the Recitals.

“Hotel Employees” shall have the meaning set forth in Section 14.01 A.

“Impositions” shall have the meaning set forth in Section 13.01.

“Incentive Fee” shall have the meaning set forth in Section 6.01 B.

“Initial Term” shall have the meaning set forth in Article V.

“Intellectual Property” shall have the meaning set forth in Section 17.03.

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“Inventories” means Inventories as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expenses, supplies and similar items.

“Legal Requirements” means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governmental authorities (including without limitation, liquor laws and employment laws) which now or hereafter during the Term of this Agreement may be applicable to the Hotel.

“Management Commencement Date” means the date upon which Management Company shall commence operating the Hotel pursuant to this Agreement which date shall be confirmed in writing by Management Company.

“Management Company” shall have the meaning set forth in the Preamble.

“Management Fees” means the Base Management Fee and Incentive Fee.

“Mortgage” means any security instrument which encumbers the Hotel or the Hotel premises, or directly or indirectly encumbers a controlling interest in the TRS, including, without limitation, mortgages, deeds of trust, security deeds, and similar instruments.

“Non-Disturbance Agreement” means an agreement, in recordable form in the jurisdiction in which the Hotel is located, executed and delivered by a holder of a Secured Loan (which agreement shall by its terms be binding upon all assignees of such holder and upon any Foreclosure Purchaser that acquires title to or possession of the Hotel at or through a Foreclosure), for the benefit of Management Company and which names Management Company as an intended beneficiary and which may not be terminated, amended, or modified in any manner without the written consent of Management Company, pursuant to which, in the event such holder (or its assignee) or any Foreclosure Purchaser comes into possession of or acquires title to the Hotel either at or following a Foreclosure, such holder (and its assignees) and all Foreclosure Purchasers: (a) shall assume all obligations of TRS under this Agreement; (b) shall recognize Management Company’s rights under this Agreement; (c) shall not name Management Company as a party in any Foreclosure action or proceeding or non-judicial procedure; and (d) shall not disturb Management Company in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time: (i) this Agreement has not expired or otherwise been earlier properly terminated in accordance with its terms; (ii) there are no outstanding Events of Default by Management Company; and (iii) no event has occurred and no condition exists which, after notice or the passage of time or both, would entitle TRS to terminate this Agreement (excluding events which would constitute Events of Default, which are to be governed exclusively by clause (ii) hereof); and provided further that, notwithstanding the foregoing proviso, if an occurrence of the kind described in subsections (ii) or (iii) would otherwise prevent the effectiveness of the Non-Disturbance Agreement, Management Company shall be given ten (10) business days to cure or otherwise resolve such occurrence, in which case the Non-Disturbance Agreement shall be effective in spite of such occurrence.

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“Operating Accounts” shall have the meaning set forth in Section 9.02 A.

“Operating Expenses” shall have the meaning set forth in the definition of “Operating Profit” below.

“Operating Loss” means a negative Operating Profit.

“Operating Profit” means the excess of Gross Revenues over the following operating expenses (“Operating Expenses”) incurred by Management Company in operating the Hotel:

1.          Cost of sales, salaries, wages, Employee Benefits, payroll taxes, and other cash payroll costs related to Hotel Employees;

2.          Departmental expenses, administrative and general expenses, and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance, and minor alterations treated as Operating Expenses under Section 8.01;

3.          The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4.          A reasonable reserve for uncollectible accounts receivable as determined by Management Company and approved by TRS;

5.          All costs and fees of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent such costs and expenses are not capitalized in accordance with generally accepted accounting principles, including without limitation, third parties providing legal services to Management Company in connection with matters involving the Hotel (excluding matters in dispute between TRS and Management Company), which rates shall not exceed rates billed by such independent professionals or other third parties;

6.          The cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work;

7.          Management Company's Base Management Fee (further described in Section 6.01) for services rendered in connection with the operation of the Hotel;

8.          All the costs and expenses incurred pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be an Operating Expense from Gross Revenues for purposes of the calculation of Operating Profit;

9.          The amount to be credited to the Reserve described in Section 8.02;

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10.        Insurance costs and expenses as described in Article XII;

11.        Taxes, if any, payable by or assessed against Management Company related to this Agreement or to Management Company's operation of the Hotel (exclusive of Management Company's income taxes) and real and personal property taxes assessed against the Hotel along with related expenses incurred in connection with all such assessments;

12.        All costs and expenses incurred in order to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms, and guest rooms at the Hotel; and

13.        Such other costs and expenses incurred by Management Company as are specifically provided for elsewhere in this Agreement (including, without limitation, Centralized Services, Out-of-Pocket Expenses, amounts advanced by Management Company for the payment of Operating Expenses, or other amounts in accordance with this Agreement) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, unless any such costs and expenses are specifically stated not to be Operating Expenses under any provision of this Agreement.

The term “Operating Expenses” shall not include: (i) debt service payments which are at all times the responsibility of TRS and shall not be paid from Gross Revenues; nor (ii) ground lease rental or other rental payments pursuant to any ground lease in connection with the Hotel; nor (iii) any expenditures by TRS in the acquisition or conversion of the Hotel; nor (iv) rental payments pursuant to any capital leases (capital leases shall in any event be subject to the approval of TRS and Management Company); nor (v) the cost of external (third party) audits of Hotel operations unless otherwise specified in this Agreement and/or with respect to the TRS entity itself; nor (vi) any third party asset management fees or similar fees incurred by TRS in connection with its ownership or oversight of the Hotel TRS’s business (which fees shall in no event be interpreted to include Base Management Fees paid to Management Company under this Agreement which for all purposes are deemed to be Operating Expenses); nor (vii) other recurring and non-recurring ownership costs, such as TRS’s entity administration and servicing costs; all of which shall be paid by TRS from its own funds, and not from Gross Revenues nor from the Reserve.

“Out-of-Pocket Expenses” means travel and out-of-pocket costs (such as fax, postage, telephone and express mail) of corporate staff of Management Company or Management Company’s Affiliates who are not located at the Hotel, which are directly related to services performed by such staff on behalf of the Hotel (not including Employee Benefits in connection with such personnel), provided that any such expenses shall be billed as Operating Expenses to the Hotel at cost and without duplication of those expenses included in Centralized Services or those costs described in Section 14.01 B.

“Owner” shall have the meaning set forth in the Recitals.

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“Preliminary Annual Operating Projection” shall have the meaning set forth in Section 9.03 A.

“Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

“Proprietary Marks” shall have the meaning set forth in Section 17.01.

“Proprietary Materials” means all intellectual property in a written or tangible form relating to Management Company or any of its Affiliates, the business affairs of Management Company or any of its Affiliates, or any hotel, resort, conference center or other similar operation or facility which Management Company or any of its Affiliates owns, leases or operates, including without limitation: (i) Proprietary Marks, Software, and Intellectual Property as further described in Article XVII of this Agreement; (ii) guest lists and guest history files relating to hotels other than the Hotel; (iii) formatting of spreadsheets and standard chart of accounts and financial statement layouts, and timekeeping systems, payroll systems, inventory systems, and similar formats and systems created and developed by Management Company or any of its Affiliates and used by Management Company for hotels operated by Management Company; (iv) any personnel files of any Hotel Employees or other employees of Management Company or any of its Affiliates and/or files or data pertaining to Employee Benefits; and (v) all trade secrets developed or acquired by Management Company or any of its Affiliates in the operation of the hotels operated by Management Company.

“Qualified Lender” means any recognized third party institutional lender, such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company and other similar lending institution that is a holder of a Secured Loan that is a Qualified Loan.

“Qualified Loan” means any Secured Loan in which the initial principal amount, as of the date such Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans as of that date, is less than or equal to the greater of the following:

(i)	Seventy percent (70%) of TRS’s Investment; or
(ii)	The existing balance of any Secured Loans encumbering the Hotel immediately prior to the date of the incurrence of such Qualified Loan, plus commercially reasonable transaction costs (defined as all normal transaction costs to the extent actually incurred) associated with such refinancing up to an amount equal to four percent (4%) of the principal amount of such Qualified Loan.

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In addition, regardless of whether or not the tests set forth in clauses (i) and (ii) above are satisfied, the following Secured Loans shall be deemed to constitute “Qualified Loans”: (a) the existing (as of the Management Commencement Date) balance of any Secured Loan which is secured by a Mortgage existing as of the Management Commencement Date; (b) any Secured Loan which Management Company, in its reasonable discretion, has approved in writing (provided that an approval by Management Company that a given Secured Loan shall be deemed to be a Qualified Loan hereunder shall apply only to the specific hotel or hotels which are described in such approval, and shall not be deemed to be an approval with respect to other hotels, regardless of whether such Secured Loan by its terms permits the substitution or addition of such other hotels as security for such Secured Loan); and (c) any Secured Loan as to which TRS has obtained a Non-Disturbance Agreement pursuant to Section 3.02 of this Agreement.

“Renewal Term” shall have the meaning set forth in Section 5.01.

“Reserve” shall have the meaning set forth in Section 8.02 A.

“RevPar Threshold” shall have the meaning set forth in Section 6.03 A(ii).

“Sale of the Hotel” means any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, direct or indirect, of TRS’s title to the Hotel or the site (either fee or leasehold title, as the case may be), but shall not include a collateral assignment as security for any Mortgage securing a Qualified Loan. For purposes of this Agreement, a “Sale of the Hotel” shall also include a lease (or sublease) of the entire Hotel or site. The phrase “Sale of the Hotel” shall also include any sale, assignment, transfer, or other disposition, for value or otherwise, voluntary or involuntary, direct or indirect, in a single transaction or a series of related transactions, of the controlling interest in the TRS. As used in this Agreement, if the TRS is a corporation, the phrase “controlling interest” shall mean the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of TRS (through ownership of such shares or by contract); and if TRS is not a corporation, the phrase “controlling interest” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of TRS. Notwithstanding the foregoing, (i) the term “Sale of the Hotel” shall not include any sale, assignment, transfer, or other disposition of the Hotel or the site by TRS to an Affiliate of TRS, and (ii) any “Sale of Hotel” resulting from or otherwise in connection with a Foreclosure, whether directly or indirectly, shall be subject to the provisions Section 3.03 of this Agreement and in the event of any conflict between Section 3.03 and Article XX, the provisions of Section 3.03 shall control.

“Secured Lender” means a lender with respect to a Secured Loan.

“Secured Loan” means and includes: (i) any indebtedness secured by a Mortgage encumbering the Hotel or all or any part of TRS’s interest therein; and (ii) all amendments, modifications, supplements, and extensions of any such Mortgage.

“Software” shall have the meaning set forth in Section 17.02.

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“Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status; (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; or (iii) a person otherwise identified by government or legal authority as a person with whom Management Company or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the Internet website address www.ustreas.gov/offices/enforcement/ofac.

“Term” means the Initial Term and the Renewal Term (if any).

“Termination” means the expiration or sooner cessation of this Agreement.

“Termination Notice” means (i) prior written notice by one party to the other of Termination, containing a Termination date which, calculated from the date of the Termination Notice, is no less than the greater of (a) sixty (60) days, or (b) the time period as may be required to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act (referred to collectively as the “Employee Notices”), along with reasonably sufficient information to allow the recipient of such Termination Notice to evaluate whether Employee Notices will be required in connection with such Termination.

“TRS” shall have the meaning set forth in the Preamble. .

“TRS-Funded Capital Expenditures” shall have the meaning set forth in Section 8.03.

“TRS’s Investment” means the sum of (i) the price paid by Owner to acquire the Hotel, including closing costs, conversion costs, and transaction costs; (ii) the costs incurred by TRS in obtaining its leasehold interest in the Hotel; (iii) Additional Invested Capital; and (iv) any other costs paid by Owner and/or TRS in connection with the acquisition of the Hotel, whether incurred pre- or post-acquisition of the Hotel.  TRS shall within ninety (90) days after the Management Commencement Date provide Management Company with a summary of the expenses that comprise the initial TRS’s Investment, and the parties shall agree upon and memorialize such amount.  TRS shall also, prior to the end of each Fiscal Year, provide Management Company with a summary of the Additional Invested Capital incurred during such Fiscal Year that comprises the basis for any amendment to the amount of TRS’s Investment.  Any dispute between TRS and Management Company concerning the amount of TRS’s Investment at any point in time shall be resolved by arbitration.

“TRS’s Priority” means, with respect to each Fiscal Year during the Term hereof (prorated for any partial Fiscal Year), an amount equal to eight and one-half percent (8.5%) of TRS’s Investment.

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“Uniform System of Accounts” means the Uniform System of Accounts for Hotels, Tenth Revised Edition, 2006, as adopted by the Hotel Association of New York City, Inc. and as it may be revised from time to time, and as modified by applicable provisions of this Agreement.

“WARN Act” shall have the meaning set forth in Section 14.02.

“Working Capital” means funds which are reasonably necessary for the day-to-day operation of the Hotel's business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, Operating Accounts, receivables, payrolls, prepaid expenses, and funds required to maintain Inventories, less accounts payable and accrued current liabilities (including without limitation sales and use and other similar taxes to be paid by the Hotel).

ARTICLE III

THE HOTEL

3.01	Ownership

During the Term of this Agreement, TRS shall take such action as is appropriate to assure that TRS has valid and enforceable leasehold interest in the land described in Exhibit A and all improvements thereon, free and clear of all liens and encumbrances other than:

A.           Easements or other encumbrances that do not adversely affect the operation of the Hotel by Management Company and do not require the payment of any money;

B.            Mortgages which are given to secure any one or more Qualified Loans;

C.            Liens for taxes, assessments, levies, or other public charges which are not yet due or are being contested in good faith; and

D.           Amendments or modifications to the ground lease, if any, existing as of the Effective Date to which Management Company consents (which consent shall not be unreasonably withheld, provided that: (i) the proposed amendment or modification would not materially adversely affect the rights and/or obligations of Management Company; and (ii) in any event, such amendment or modification would have no adverse impact on the amount of the fees to be paid to Management Company under this Agreement).

3.02.	Subordination of Management Agreement and Non-Disturbance Agreement

A.           TRS agrees that, prior to obtaining any Qualified Loan, it will make commercially reasonable efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement.

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B.            Excluding Management Company's right to receive (i) payment of the Base Management Fee and Incentive Fee, and (ii) reimbursement of Out-of-Pocket Expenses and any amounts advanced by Management Company for the payment of Operating Expenses in connection with the operation of the Hotel pursuant to the Approved Annual Operating Projection, this Agreement and all of the rights and benefits of Management Company hereunder are and shall be subject and subordinate to any Qualified Loan(s) which now or hereafter encumber the Hotel. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required; Management Company agrees, however, upon request of any Qualified Lender, duly to execute and deliver any subordination agreement requested by such Qualified Lender to evidence and confirm the subordination effected under this Section 3.02, provided that such agreement also reaffirms the rights of Management Company under this Agreement’s definition of “Non-Disturbance Agreement.”

C.            TRS shall deliver a true copy of any Secured Loan during the Term of this Agreement to Management Company within ten (10) days after execution thereof.

3.03	Foreclosure

A.         If title to or possession of the Hotel is transferred by judicial or administrative process or by a non-judicial act, including without limitation, a foreclosure, a conveyance by deed in lieu of foreclosure, a sale pursuant to an order of a bankruptcy court, a sale by a court-appointed receiver, or similar act, proceeding, or conveyance pursuant to which a Secured Lender or other person or legal entity shall become the owner of Hotel or the site (either fee or leasehold title, as the case may be) or any part thereof or interest therein, or of a controlling interest in the TRS (collectively referred to as a “Foreclosure”), the rights of Management Company under this Agreement shall not be terminated, extinguished, or interfered with, nor shall Management Company be named or made a party to such action by any such Secured Lender (excepting only to the extent required for maintenance of such action), and such Secured Lender, other person or legal entity (a “Foreclosure Purchaser”) shall assume and be bound by the terms and conditions of this Agreement to the same extent as if such Foreclosure Purchaser had been the original TRS hereunder.

B.           Without prejudice to any of its other rights under this Agreement, Management Company shall have the right to terminate this Agreement (and pursue any remedies it may have hereunder), on thirty (30) days’ written notice, if title to or possession of the Hotel is transferred as a result of a Foreclosure to a Foreclosure Purchaser which would not qualify as a permitted transferee under Section 20.01 A, regardless of whether or not such transfer is the voluntary action of the transferring TRS, or whether (under applicable law) the TRS is in fact the transferor; provided, however, that Management Company shall not have the right to so terminate this Agreement based on the assertion that a Qualified Lender fails to so qualify as a permitted transferee under Section 20.01 A.

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3.04	TRS’s Debt Service Payments

All payments of principal, interest, and other amounts required pursuant to any Secured Loan shall be paid by TRS and not from Gross Revenues. Management Company shall not be responsible for the payment of any amounts due in connection with any Secured Loan.

3.05	Financing Disclosures

TRS shall not represent to any Secured Lender that Management Company or its Affiliates (i) are or shall be in any way responsible for TRS’s obligations under any such Secured Loan, or (ii) have made any representations, warranties, or guarantees in connection with such borrowing unless and only to the extent as may be specifically agreed by Management Company in a writing with the Secured Lender. TRS shall only make use of any forecasts, annual plans, or projections (collectively for purposes of this Section 3.05, “forecasts”) prepared in TRS’s name (or the names of any of TRS’s affiliates), and in connection with any proposed financing arrangement or loan, TRS shall indemnify Management Company from claims of reliance by any lender or other party on forecasts prepared by Management Company.

ARTICLE IV

[Intentionally omitted]

ARTICLE V

TERM

5.01	Term

The initial term (“Initial Term”) of this Agreement shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending on December 31 of the calendar year in which occurs the twentieth (20th) anniversary of the Management Commencement Date. Notwithstanding the foregoing, the parties agree that this Agreement shall terminate if the Management Commencement Date has not occurred on or before October 1, 2014. Following the expiration of the Initial Term, this Agreement shall, unless terminated pursuant to the provisions of this Agreement, continue in force and be automatically extended for three (3) successive five (5)-year terms (each, a “Renewal Term”) unless either party provides written notice of termination to the other at least one hundred twenty (120) days prior to the end of the then-current term.

5.02	Actions to be Taken upon Termination

Unless otherwise specifically provided in this Agreement, the Termination of this Agreement shall not affect the rights of either party with respect to liability or claims that accrued, or that arise out of events occurring, on or prior to the date of the Termination, or with respect to specific rights which the Agreement provides shall survive Termination.

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Upon a Termination of this Agreement, the following shall be applicable:

A.           Termination of this Agreement shall not be effective until all unpaid Management Fees, charges, reimbursements, and other payments due Management Company in accordance with this Agreement as of the date of Termination shall have been paid by TRS to Management Company.

B.           Management Company shall, within sixty (60) days after Termination of this Agreement, prepare and deliver to TRS a final accounting statement with respect to the Hotel, as more particularly described in Section 9.01, along with a statement of any sums due from TRS to Management Company pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by TRS of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be an Operating Expense, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Management Company and TRS acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

C.           As of the date of the final accounting referred to in subsection B above, Management Company shall release and transfer to TRS any of TRS’s funds which are held or controlled by Management Company with respect to the Hotel, with the exception of funds to be held in escrow pursuant to Section 12.04 B and Section 14.02. During the period between the date of Termination and the date of such final accounting, Management Company shall pay (or reserve against) all Operating Expenses that accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

D.           Management Company shall make available to TRS such books and records respecting the Hotel (including those from prior years, subject to Management Company’s reasonable records retention policies) as will be needed by TRS to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include any Proprietary Materials.

E.           Management Company shall (to the extent permitted by law) assign to TRS all operating licenses for the Hotel which have been issued in Management Company’s name; provided that if Management Company has expended any of its own funds in the acquisition of any of such licenses, TRS shall reimburse Management Company therefor if it has not done so already.

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F.           TRS agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet, or other group services made by Management Company in the ordinary and normal course of business, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement.

G.           Various other actions shall be taken, as described in this Agreement, including but not limited to the actions described in Sections 12.04 B, 14.02, and Article XVII.

H.           Management Company shall cooperate with the new operator of the Hotel to effect a smooth transition and shall peacefully vacate and surrender the Hotel to TRS. TRS shall use its best efforts to cause such new operator to cooperate with Management Company in effecting a smooth transition with as little hindrance to the operation of the Hotel prior to such transition as is reasonably practicable.

The provisions of this Section 5.02 shall survive any Termination.

ARTICLE VI

COMPENSATION OF MANAGEMENT COMPANY

6.01	Management Fees

A.           Base Management Fees. In consideration of the services to be performed during the Term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee (“Base Management Fee”) in the amount of four percent (4%) of Gross Revenues for each Accounting Period. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to TRS as provided in Section 6.02 A below.

B.           Incentive Management Fees. In addition to the Base Management Fee and in consideration of the services to be performed during the Term of this Agreement, Management Company shall be paid for each Fiscal Year (or partial Fiscal Year), subject to Section 6.02 B, an incentive fee (“Incentive Fee”) equal to fifteen percent (15%) of the amount by which Operating Profit for such Fiscal Year (or partial Fiscal Year) exceeds TRS's Priority (prorated for any partial Fiscal Year). Notwithstanding the foregoing to the contrary, Management Company shall not be entitled to receive any Incentive Fee in any Fiscal Year with respect to which the distributions to TRS have not equaled or exceeded TRS's Priority.

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6.02	Accounting and Interim Payment

A.           Within twenty (20) days after the close of each Accounting Period, Management Company shall submit an accounting to TRS showing Gross Revenues, Operating Expenses, Operating Profit, and distributions thereof for such Accounting Period. Management Company shall retain any periodic Base Management Fee and Incentive Fee due Management Company and, after taking into account the Working Capital needs of the Hotel in accordance with the terms of this Agreement, shall transfer to TRS with each accounting any Operating Profit or other sums then available for distribution to TRS. In addition to the periodic Base Management Fee and Incentive Fee, Management Company shall be entitled to retain to pay or reimburse itself from the Operating Accounts Out-of-Pocket Expenses and any amounts advanced by Management Company for the payment of Operating Expenses or other amounts in accordance with this Agreement.

B.           The calculation and payment of the Management Fees and the distribution of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the close of each Fiscal Year, Management Company shall submit an accounting (as more fully described in Section 9.01) for such Fiscal Year to TRS, which accounting shall be controlling over the interim accountings. Any adjustments required for such Fiscal Year by such final accounting shall be made promptly by the parties.

6.03	Performance Termination

A.          TRS shall have the right to terminate this Agreement if:

(i) the Hotel fails to achieve Operating Profit equal to or greater than ninety percent (90.0%) of the Operating Profit estimated in the Approved Annual Operating Projection (the “Profit Minimum”) in each of two (2) consecutive Fiscal Years (each 2-consecutive Fiscal Year period being a “Test Period”), excluding any initial partial Fiscal Year and the first full Fiscal Year after the Management Commencement Date; and

(ii) the Hotel fails to maintain ninety percent (90.0%) of the fair market share of revenue per available room (the “RevPar Threshold”) for the Hotel’s Competitive Set during the same Test Period as reported by Smith Travel Research (or similar reporting service in the event that Smith Travel Research reports are no longer available); and

(iii) the fact that Management Company is failing to meet the tests set forth in (i) and (ii) above is not the result of (a) Force Majeure, (b) any major renovation of the Hotel, or (c) assessments or tax bills from governmental taxing authorities in excess of amounts included for such assessments or tax bills in the Approved Annual Operating Projection (Management Company and TRS shall in good faith mutually agree in writing upon appropriate adjustments to the Hotel’s Competitive Set that may be necessary from time to time and/or as a result of any such incidence for purposes of determining whether Management Company has failed to achieve the RevPar Threshold); and

(iv) the TRS is not in Default at the time that it seeks to terminate the Management Agreement pursuant to this Section.

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B.             TRS’s option to terminate shall be exercised by delivering Termination Notice to Management Company within sixty (60) days of TRS’s receipt of the Annual Operating Statement for the second Fiscal Year of the respective Test Period (time being of the essence); TRS shall have waived its right to so terminate for a given Test Period if TRS fails to deliver Termination Notice to Management Company within the 60-day time period. Upon receipt of the Termination Notice, Management Company shall have the right but not the obligation to cure any such failure to achieve Operating Profit equal to the Profit Minimum for a Fiscal Year during the Test Period by paying to TRS the difference between Operating Profit for either of the Fiscal Years in the Test Period and the Profit Minimum within thirty (30) days of Management Company’s receipt of the Termination Notice. Any Fiscal Year for which a cure payment is made shall not be included in any subsequent Test Period. Any cure payment by Management Company shall not be included in the calculation of Gross Revenues. If Management Company exercises its option to make a cure payment, then TRS’s election to terminate this Agreement shall be cancelled and of no force or effect with respect to the particular Test Period. Such cancellation, however, shall not affect the right of TRS as to each subsequent Test Period to again elect to terminate this Agreement pursuant to this Section 6.03. If Management Company does not cure, as described above, this Agreement shall terminate in accordance with the Termination Notice.

C.             Failure of the Hotel to meet the performance tests described in this Section 6.03 shall not be deemed a Default or Event of Default under this Agreement.

D.            For purposes of this Section 6.03, the Hotel’s “Competitive Set” shall mean the following group of hotels: Holiday Inn Baltimore Inner Harbor Downtown; Sheraton Hotel Inner Harbor; Days Inn Hotel Baltimore Inner Harbor; Wyndham Baltimore Peabody Court; Lord Baltimore Hotel; Hampton Inn Suites Baltimore Inner Harbor. TRS and Management Company, acting in good faith, shall agree upon a replacement hotel to be included in the Competitive Set during the Term of this Agreement, as may be reasonably necessary, if (i) any hotel then currently in the Hotel’s Competitive Set is no longer operating at a level substantially equivalent to the service and quality prevailing at the other hotels in the Competitive Set, or (ii) the unavailability of sufficient funding (whether from the Reserve or TRS-Funded Capital Expenditures) at the Hotel results in the then current condition and quality of the Hotel’s elements to be at a competitive disadvantage to other hotels in the Competitive Set (it being understood that subsequent improvements of the condition and quality of the Hotel’s elements would result in reasonable adjustment to the Competitive Set to accurately reflect the Hotel’s placement in the appropriate Competitive Set), or (iii) information with respect to such hotel is no longer available through Smith Travel Research, or similar reporting service in the event that Smith Travel Research reports are no longer available.

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ARTICLE VII

WORKING CAPITAL AND FIXED ASSET SUPPLIES

7.01	Working Capital and Inventories

A.           At the Management Commencement Date, TRS shall provide to Management Company the funds necessary to supply the Hotel with Working Capital and Inventories in a minimum amount of One Thousand Dollars ($1,000.00) per guest room and shall at all times thereafter maintain in the Hotel's Operating Accounts a minimum balance in the amount of $205,000 (or, if necessary, such greater amount to assure the uninterrupted and efficient operation of the Hotel, including, without limitation, sufficient funds to pay budgeted current liabilities as they fall due and to replace Inventories as they are consumed) in accordance with the provisions of subsection B below. Working Capital so advanced shall remain the property of TRS throughout the Term of this Agreement, and Management Company shall make no claim thereto.

B.           If at any time Management Company reasonably determines that Working Capital is less than the amount required to be maintained under Section 7.01 A above or available funds in the Operating Accounts (excluding for purposes of this Section 7.01 B, the Reserve) are insufficient to allow for the uninterrupted and efficient operation of the Hotel in accordance with the terms of this Agreement, Management Company shall notify TRS in writing of the existence and amount of such shortfall (a “Funds Request”) and TRS shall deposit the amount stated in the Funds Request into the Operating Accounts within three (3) days after TRS’s receipt of the Funds Request.

7.02	Fixed Asset Supplies

TRS shall provide such funds as Management Company may reasonably determine to be necessary to supply the Hotel with Fixed Asset Supplies. Fixed Asset Supplies shall at all times be owned by, and be the sole property of, TRS, and Management Company shall make no claim thereto.

ARTICLE VIII

MAINTENANCE, REPLACEMENT AND CHANGES

8.01	Routine Repairs and Maintenance

From and after the Management Commencement Date, Management Company shall maintain the Hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the Franchisor’s standards for the operation of the Hotel, and shall make or cause to be made such routine maintenance, repairs, and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as Management Company, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs, and alterations shall be paid from Gross Revenues and shall be treated as an Operating Expense in determining Operating Profit. The cost of non-routine repairs and maintenance, either to the Hotel building or its fixtures, furniture, furnishings, and equipment (“FF&E”), shall be paid for in the manner described in Sections 8.02 and 8.03.

8.02	Repairs and Equipment Reserve

A.          Management Company shall establish, in respect of each Fiscal Year from and after the Management Commencement Date, a reserve escrow account in the name of TRS (“Reserve”) in a bank approved by TRS. All disbursements and withdrawals from the Reserve shall be made by representatives of Management Company whose signatures have been authorized. The Reserve shall be in an amount equal to the greater of: (i) four percent (4%) of Gross Revenues; or (ii) the amount required under the Franchise Agreement for the Hotel or by any Qualified Lender. The Reserve shall be held in a bank, savings and loan association, or other financial institution designated by TRS to cover cost of:

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(i)          Replacements and renewals to the Hotel's FF&E; and

(ii)         Certain non-routine repairs and maintenance to the Hotel building which are normally capitalized under generally accepted accounting principles, such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals, or replacements to the Hotel building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing, or vertical transportation systems, the cost of which are TRS's sole responsibility under Section 8.03.

B.           All amounts from time to time in the Reserve, and all interest thereon, shall at all times be owned by, and be the exclusive property of, TRS, and Management Company shall make no claim thereto. Proceeds from the sale of FF&E no longer necessary for the operation of the Hotel shall be deposited in the Reserve, as shall any interest which accrues on amounts placed in the Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Reserve shall (x) result in any reduction in the required contributions to the Reserve set forth in 8.02 A above, or (y) be included in Gross Revenues. Management Company shall provide to TRS each month a copy of the bank statement relating to the Reserve and a reconciliation of such Reserve account.

C.           Management Company shall prepare an estimate (“FF&E Estimate”) of the expenditures necessary during the ensuing Fiscal Year for (i) replacement and renewal of the Hotel FF&E and (ii) building repairs of the nature contemplated by Section 8.02 A 2, and shall submit such FF&E Estimate to TRS for TRS's review and approval at the same time it submits the Preliminary Annual Operating Projection described in Section 9.03.

D.           Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E and repairs to the Hotel of the nature described in Section 8.02 A 2, as are provided for in the FF&E Estimate approved for such Fiscal Year by TRS pursuant to Section 8.02 C, provided that Management Company shall not expend more than the balance in the Reserve without the prior approval of TRS. Management Company will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the Reserve balance), in its reasonable discretion, provided that (a) such departures from the FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; and (b) such departures from the FF&E Estimate result from circumstances which require prompt repair and/or replacement; and (c) Management Company has submitted to TRS a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts then remaining in the Reserve shall be carried forward to the next Fiscal Year.

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E.           If any FF&E Estimate which is prepared for a given Fiscal Year would require funding in excess of the percentage of Gross Revenues which is required under Section 8.02A, TRS may either (i) agree to increase the percentage of Gross Revenues up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Operating Expenses; or (ii) make a lump-sum contribution to the Reserve in the necessary amount, in which case such contribution plus interest (at Prime Rate plus one percentage point per annum) shall be reimbursed to TRS from Gross Revenues in equal installments over a period of time mutually agreed upon by TRS and Management Company, and such installment repayments shall be Operating Expenses. If TRS elects not to agree to either option for excess funding of the Reserve, Management Company shall be entitled, at its option, to terminate this Agreement upon ninety (90) days’ written notice to TRS; however, such failure by TRS shall not be deemed a Default by TRS unless such failure to provide excess funding will cause a default under the Franchise Agreement.

8.03	Building Alterations, Improvements, Renewals and Replacements

A.          Management Company shall prepare an annual estimate (“Capital Expenditures Estimate”) of the expenses necessary for major repairs, alterations, improvements, renewals, and replacements (which repairs, alterations, improvements, renewals, and replacements are not routine maintenance, repairs, and alterations charged to the Reserve in accordance with the Uniform System of Accounts) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing, and vertical transportation elements of the Hotel building (“TRS-Funded Capital Expenditures”) and shall submit such Capital Expenditures Estimate to TRS for its approval at the same time the Preliminary Annual Operating Projection described in Section 9.03 is submitted. Management Company shall not make any TRS-Funded Capital Expenditures without the prior written consent of TRS except to the extent such expenditures are: (i) required by any law (including, without limitation, any law, ordinance, code, or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel); or (ii) required under the Franchise Agreement; or (iii) otherwise required to avoid the risk of harm or further damage to persons or property.

B.           The cost of all TRS-Funded Capital Expenditures shall be borne solely by TRS and shall not be paid from Gross Revenues or from the Reserve. The failure of TRS to provide funding for any TRS-Funded Capital Expenditure described in clause (i), (ii), or (iii) of Section 8.03 A shall be a Default by TRS, and Management Company shall be entitled to terminate this Agreement (along with other remedies it may have under this Agreement).

8.04	Liens

Management Company and TRS shall use their best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals, or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof shall be treated the same as the cost incurred pursuant to Section 8.03 (except that if the lien was occasioned by the fault of one of the parties then the cost of releasing said lien shall be borne by such party).

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8.05	Ownership of Replacements

All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Article VIII shall be the property of TRS.

ARTICLE IX

BOOKKEEPING AND OPERATING ACCOUNTS

9.01	Books and Records

Books of control and account shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts, with the exceptions provided in this Agreement. TRS may, at reasonable intervals during Management Company's normal business hours, examine such records. Within sixty (60) days following the close of each Fiscal Year, Management Company shall furnish TRS a statement (the “Annual Operating Statement”) in reasonable detail summarizing the Hotel operations for such Fiscal Year and a certificate of Management Company's chief accounting officer certifying that such year-end statement is true and correct to the best of his or her knowledge and belief. If TRS raises no objections within thirty (30) days after receipt of the Annual Operating Statement, the Annual Operating Statement shall be deemed to have been accepted by TRS. If TRS does raise any such objection, TRS shall arrange for an independent audit to be commenced within sixty (60) days after the date of such objection, and shall diligently cause such audit to be completed within a reasonable period of time. TRS shall pay all costs of such audit at its sole expense (and not as an Operating Expense); however, if such audit establishes that Management Company has understated Operating Profit for that Fiscal Year by seven percent (7%) or more, the reasonable costs and expenses of such audit shall be paid as an Operating Expense.

9.02	Hotel Accounts: Expenditures

A.           All funds derived from the operation of the Hotel shall belong to and be the property of TRS and shall be deposited by Management Company in bank accounts established by Management Company in Management Company’s name as agent for TRS in one or more banks approved by TRS (the “Operating Accounts”). For purposes of this Section 9.02, Operating Accounts shall include the Reserve. All disbursements and withdrawals from the Operating Accounts as required or permitted under this Agreement (e.g., the payment of all Operating Expenses and the distribution of Operating Profit) shall be made by bonded representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to TRS, shall be maintained at the Hotel.

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B.           All payments to be made by Management Company hereunder shall be made from the Operating Accounts, from petty cash funds, or from Working Capital provided by TRS pursuant to Section 7.01. Debts and liabilities incurred by Management Company as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by TRS to the extent funds are not available for that purpose from Gross Revenues. Management Company shall not be required to make any advance or payment to or for the account of TRS except out of such funds, and Management Company shall not be obligated to incur any liability or obligation for TRS's account unless TRS shall have furnished sufficient funds for the discharge of such liability or obligation.

C.           Neither party shall borrow money in the name of or pledge the credit of the other. In no event shall Management Company be required to pledge its own credit for any reason in connection with services rendered under this Agreement.

D.           All Operating Accounts shall be owned by TRS and shall be solely controlled and operated by Management Company as the agent of TRS; the agency status of Management Company shall be designated on the checks and drafts drawn on such Operating Accounts.

9.03	Annual Operating Projection

A.           On or before the first day of December of each Fiscal Year, a preliminary draft of the budget (“Preliminary Annual Operating Projection”), setting forth Management Company's reasonable estimate, based on assumptions believed by Management Company to be reasonable at the time of preparation of the Preliminary Annual Operating Projection, of Gross Revenues, Operating Expenses, and Operating Profit for the forthcoming Fiscal Year for the Hotel, shall be prepared by Management Company and submitted to TRS for its review and approval (which shall not be unreasonably withheld, conditioned, or delayed). If TRS does not approve the Preliminary Annual Operating Projection in full, within thirty (30) days of its receipt, TRS shall notify Management Company of each category of expenses (a “Category”) of which TRS does not approve and include a reasonably detailed explanation of any such objection. The Preliminary Annual Operating Projection thereafter shall be revised as TRS and Management Company may agree, and shall, upon TRS’s approval, constitute the approved Annual Operating Projection (“Approved Annual Operating Projection”) for the forthcoming Fiscal Year. In the event that TRS does not notify Management Company in writing within said 30-day review period that it does not approve of specified Categories, the Preliminary Annual Operating Projection shall constitute the Approved Annual Operating Projection for the forthcoming Fiscal Year. The approval of TRS shall not be required with respect to any Category if, and to the extent that, the Preliminary Annual Operating Projection with respect to such Category for a given Fiscal Year is, in all material respects, the same as the Approved Annual Operating Projection for the preceding Fiscal Year with adjustments for inflation.

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B.           If TRS and Management Company fail to mutually agree on any given Category or Categories in the Preliminary Annual Operating Projection within forty-five (45) days after the submission to TRS of the preliminary draft described in the first sentence of 9.03 A, Management Company shall continue to manage and operate the Hotel as follows until such agreement is reached: (i) with respect to each Category in such Preliminary Annual Operating Projection which has been approved or deemed approved by TRS, Management Company may make expenditures and incur obligations under such Category as so approved; and (ii) with respect to any Category which has not been approved by TRS, Management Company may continue to make expenditures and incur obligations under such Category in accordance with the amounts provided for such Category in the Approved Annual Operating Projection for the prior Fiscal Year, with adjustments for inflation and with such additional adjustments therein as shall be necessary to take into account: (x) any differences in occupancy which may be experienced in the current Fiscal Year as compared to the prior Fiscal Year; and (y) any increased costs beyond the control of Management Company for the same or comparable services or products.

C.           Management Company shall, from time to time during each Fiscal Year as it deems appropriate, suggest revisions to the Approved Annual Operating Projection for TRS's review and approval; each party will at all times give good faith consideration to the other party’s suggestions regarding revisions to the Approved Annual Operating Projection. Management Company will use commercially reasonable and diligent efforts to achieve the goals reflected in the Approved Annual Operating Projection; however, the same cannot be relied upon as a guarantee, representation, warranty, or assurance of actual results that may be experienced during and for such Fiscal Year. Management Company shall not, except as provided in Sections 8.03 A, 9.03 B and 9.03 D, depart from the Approved Annual Operating Projection, or make any expenditures or incur any expenses not provided for therein, without TRS's prior approval.

D.           TRS and Management Company acknowledge that the Approved Annual Operating Projection is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, materials, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Approved Annual Operating Projection impracticable for certain Categories. The Category under which any expenditure or obligation falls shall be determined in accordance with the Uniform System of Accounts.

9.04	Operating Deficits

If Management Company should anticipate any Operating Loss for any Accounting Period, Management Company shall immediately so advise TRS in writing, setting forth the estimated amount of such deficiency and an explanation or justification therefor.

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ARTICLE X

FRANCHISE AGREEMENT

During the Term of this Agreement, the Hotel shall be managed and operated in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel), and Management Company, to the extent sufficient Working Capital and funding for expenditures described in Article VIII of this Agreement exist, shall at all times comply with such Franchise Agreement and advise and assist TRS in the performance and discharge of its covenants and obligations thereunder. TRS shall comply with any capital expenditure, product improvement plan, operating standard changes, or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provisions of the Franchise Agreement shall control. TRS acknowledges that Franchisor shall have the right to communicate directly with Management Company regarding day-to-day operation of the Hotel. TRS shall not enter into any amendment, restatement, or renewal of the Franchise Agreement which would in any event have an adverse impact on the amount of fees to be paid to Management Company under this Agreement without Management Company’s prior written approval, which approval may be withheld in Management Company’s sole discretion.

ARTICLE XI

POSSESSION AND USE OF HOTEL

11.01	Use

A.          TRS covenants that, so long as an Event of Default by Management Company has not occurred and TRS has not exercised any right to terminate this Agreement (under any Section of this Agreement), Management Company shall have the right to quietly hold, occupy, and enjoy the Hotel throughout the Term hereof free from hindrance or ejection by TRS or other party claiming under, through, or by right of TRS, except as may otherwise be specified in this Agreement.

B.           Management Company shall manage and operate the Hotel in accordance with the provisions of Article X relating to the Franchise Agreement and shall in addition comply with and abide by all applicable Legal Requirements.

C.           Management Company shall have the option to terminate this Agreement at any time upon sixty (60) days' written notice to TRS in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for Management Company's performance hereunder, if such withdrawal or revocation is due to circumstances beyond Management Company's control; provided, that Management Company shall not be permitted to exercise such option to terminate until such time as TRS (which agrees to use commercially reasonable efforts) shall have arranged for a replacement manager for the Hotel satisfactory to and approved by the Franchisor under the Franchise Agreement. Such termination shall be effective as of the date such replacement manager has commenced management of the Hotel pursuant to its agreement with TRS.

11.02	TRS's Right to Inspect

TRS or its agent shall have access to the Hotel at any and all times and shall endeavor in good faith to provide at least 24 hours’ notice to Management Company prior to exercising its rights under this Section 11.02, except in the event of an emergency.

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11.03	Centralized Services

A.           In operating the Hotel for the benefit of TRS, there may be, from time to time, opportunities to provide some services on a centralized or shared basis (“Centralized Services”) which would otherwise be provided separately for or at the Hotel. Pursuant to the Approved Annual Operating Projection, TRS shall reimburse Management Company for any such Centralized Services as may from time to time be provided to the Hotel by Management Company or Management Company’s Affiliates more efficiently on a group or centralized basis rather than on an individual basis. The Centralized Services shall include, without limitation, the following: (a) marketing, advertising and promotion; (b) payroll processing, accounting, and MIS support services; (c) revenue management, (d) recruiting, training, career development, and relocation in accordance with Management Company's or its Affiliates’ relocation plan; (e) Employee Benefits administration; (f) engineering and risk management; (g) information technology; (h) legal support (such as license and permit coordination and standardized contracts); (i) purchasing arising out of ordinary hotel operations; and (j) such other additional services which are or may be, from time to time, furnished for the benefit of Management Company’s or its Affiliates’ hotels or in substitution (and without duplication) of services now performed at Management Company’s or its Affiliates’ individual hotels which may be more efficiently performed on a group or centralized basis.

B.           The costs of Centralized Services shall consist of the actual cost of the services without mark-up or profit to Management Company or any Affiliates, but shall include: (a) Employee Benefit costs; (b) cost of equipment used in performing Centralized Services; and (c) overhead costs, reasonably allocated thereto of any office providing Centralized Services. Costs and expenses incurred in providing Centralized Services shall be allocated in the manner described in the Approved Annual Operating Projection and on a fair and equitable basis among all hotels receiving any such Centralized Services; the costs and expenses for Centralized Services shall not exceed the amounts for such services set forth in the Approved Annual Operating Projection. Costs of Centralized Services shall be an Operating Expense. In addition, if equipment is installed and maintained at the Hotel in connection with the rendition of any Centralized Services, all costs thereof will be charged to the operation of the Hotel, as determined by Management Company in good faith and consistent with GAAP and the Uniform System of Accounts.

C.           Except to the extent of any delegation of rights and obligations under Section 19.01 A of this Agreement, in no event shall Management Company's Affiliates be deemed a party to this Agreement or responsible in any way for Management Company's obligations pursuant to this Agreement by virtue of providing any services described in this Agreement (including, without limitation, Centralized Services) to Management Company and TRS reimbursing Management Company for the expenses incurred in connection therewith.

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ARTICLE XII

INSURANCE

12.01	Property and Operational Insurance

A.           Management Company and/or its Affiliates shall, commencing with the Management Commencement Date and continuing throughout the Term of this Agreement, procure and maintain, as an Operating Expense, with insurance companies reasonably acceptable to TRS or by legally qualifying itself as a self insurer, a minimum of the following insurance to the extent reasonably commercially available:

(i)          Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, with deductible limits approved by TRS, in an amount not less than ninety percent (90%) of the replacement cost thereof (Management Company acknowledges that TRS may require such insurance to be in an amount up to one hundred percent (100%) of replacement cost);

(ii)         Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

(iii)        Insurance on the Hotel (including contents) against loss or damage by earth movement, with deductible limits approved by TRS, in an amount to be reasonably determined by TRS consistent with local market conditions;

(iv)        Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.01 A1, A2, and A3, of a type and in amounts and with such deductible limits as are approved by TRS;

(v)         Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of Hotel Employees in each case, with such deductible limits as are approved by TRS;

(vi)        Fidelity bonds, in amounts and with deductible limits approved by TRS, covering Management Company's employees in job classifications which TRS reasonably requests be bonded;

(vii)       Commercial general liability insurance, including contractual liability, independent contractors, bodily injury, and broad form property damage, with a combined single limit for bodily injury and property damage of Twenty Five Million Dollars ($25,000,000) per occurrence. This requirement can be met through a combination of primary commercial general liability and umbrella/excess liability policies. Coverage shall be primary with respect to any coverage purchased by the TRS. Liquor Liability shall also be provided with a limit of Twenty Five Million Dollars ($25,000,000);

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(viii)      Coverage against liability for bodily injury or property damage arising out of the use by or on behalf of the Management Company and/or its Affiliates of any owned, non-owned, or hired automotive equipment for a limit not less One Million Dollars ($1,000,000); and if applicable, garage keeper's legal liability insurance in the amount of One Million Dollars ($1,000,000); and

(ix)        Such other insurance in amounts as Management Company and TRS, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

12.02	General Insurance Provisions

All policies of insurance required under Section 12.01, Paragraphs 1-4 shall be carried in the name of Management Company and/or its Affiliates. The TRS and the Qualified Lender shall be listed as their respective interests may appear; and losses thereunder shall be payable to the parties as their respective interests may appear. All insurance described in Section 12.01, Paragraphs 7-8 shall name TRS as an additional insured.

12.03	Coverage

All insurance described in Section 12.01 may be obtained by Management Company and/or its Affiliates by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies are satisfactory to and approved by TRS. Management Company and/or its Affiliates may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar hotels it owns, leases or manages.

12.04	Cost and Expense

A.           Insurance premiums and any costs or expenses with respect to the insurance described in Section 12.01 shall be Operating Expenses in determining Operating Profit.

B.           Upon Termination of this Agreement, an escrow fund in an amount reasonably acceptable to Management Company shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by TRS) to cover the amount of any costs which will eventually have to be paid by either TRS or Management Company with respect to insurance premiums, if any, not fully billed and paid for prior to Termination and pending or contingent claims, including those which arise after such Termination for causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to TRS.

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12.05	Policies and Endorsements

A.           The party procuring insurance hereunder shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies no later than five (5) days after expiration (renewal).

B.           All policies of insurance provided for under this Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled, non-renewed or to the extent reasonably commercially available, materially changed without at least thirty (30) days’ prior written notice to TRS and Management Company.

C.           TRS must participate in the coverage obtained by Management Company and/or its Affiliates specified in Section 12.01, Paragraphs 5 through 9. However, TRS may, at its option, procure and maintain the insurance specified in Section 12.01, Paragraphs 1 through 4, with insurance companies reasonably acceptable to Management Company and/or its Affiliates, subject to the following: (i) all such policies of insurance shall be carried in the name of TRS, with Management Company and/or its Affiliates as a named insured; (ii) any property losses thereunder shall be payable to the respective parties as their interests may appear; (iii) premiums for such insurance coverage shall be treated as Operating Expenses, provided that if the cost of such insurance procured by TRS exceeds the cost of Management Company’s and/or its Affiliates’ comparable coverage, such excess costs shall be the sole responsibility of TRS and shall not be an Operating Expense; and (iv) any business interruption insurance placed by TRS shall include coverage for Management Company’s and/or its Affiliates’ potential lost management fees. Should TRS exercise its option to procure the insurance described in this subsection C, TRS hereby waives its rights of recovery from Management Company and/or its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel and any resultant interruption of business.

12.06	Indemnification

A.           TRS shall indemnify, defend, and hold harmless Management Company, its Affiliates (to the extent that any such Affiliate has Harms arising in connection with the Hotel) its upstream ownership entities, and their respective directors, officers, shareholders, employees, and agents (collectively, “Management Company Indemnified Parties”), from and against all claims, causes of action, losses, attorneys’ fees, and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities, and damages (collectively referred to as “Harms”) imposed upon or incurred by or asserted against the Management Company Indemnified Parties under, on account of, or with respect to this Agreement arising out of or resulting from: (i) Management Company's or its Affiliates’ performance of this Agreement, including without limitation Harms arising from its day-to-day operation of the Hotel (but excepting Harms to the extent Management Company is obligated to indemnify TRS with respect thereto under Section 12.06 C, below); or (ii) the failure by TRS to (x) provide necessary funds to the Reserve; or (y) make necessary TRS-Funded Capital Expenditures required under this Agreement; or (z) comply with applicable Legal Requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel. Without limiting the generality of the foregoing, TRS shall indemnify, defend, and hold harmless the Management Company Indemnified Parties from and against all Harms imposed upon or incurred by or asserted against the Management Company Indemnified Parties, including without limitation Harms under or with respect to the Franchise Agreement, which arise as a result of: (a) any default by TRS under the terms of this Agreement or the Franchise Agreement (or related agreements entered into by TRS in connection with the Franchise Agreement) unless such default is caused by the gross negligence or willful misconduct of Management Company and/or its Affiliates; (b) the transfer by TRS of the Hotel or any interest of TRS in the Hotel; or (c) the failure by TRS to provide necessary funds to the Reserve or make necessary TRS-Funded Capital Expenditures required to comply with applicable Legal Requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel. Any amounts paid by TRS under this 12.06 A shall be paid from TRS’s funds (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

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B.           TRS shall indemnify, defend, and hold harmless the Management Company Indemnified Parties from and against all Harms arising out of or resulting from all liabilities which accrued (or which stem from events which occurred) prior to the Management Commencement Date (referred to as “Prior Liabilities”). Any Prior Liabilities shall be paid for by TRS (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

C.           Management Company and/or its Affiliates shall indemnify, defend, and hold harmless the TRS and its directors, officers, shareholders, employees, and agents from and against all Harms to the extent that such Harm arises out of or results from the gross negligence or willful misconduct of Management Company and/or its Affiliates. Any amounts paid by Management Company under this 12.06 C shall be paid from Management Company’s funds (not from Gross Revenues or from the Reserve) and shall not be treated as Operating Expenses.

D.           The provisions of this Section 12.06 shall survive Termination of this Agreement.

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ARTICLE XIII

REAL ESTATE AND PROPERTY TAXES

13.01	Impositions

During the Term of the Agreement all real estate or ad valorem property taxes, assessments, inventory and personal property taxes and similar charges on or relating to the Hotel (collectively, “Impositions”) following or allocable to the period following the Management Commencement Date shall be paid by Management Company, to the extent sufficient Working Capital exists, from Gross Revenues before any fines, penalties, or interest are added thereto or liens are placed upon the Hotel, unless payment is in good faith being contested and enforcement thereof is stayed. Management Company, either in its own name or, if legally required, in TRS's name, may contest by appropriate proceedings conducted in good faith and with due diligence the amount, validity or application in whole or in part of any such Imposition or any lien therefor, and TRS shall have the right to participate in any such proceedings. In the event Gross Revenues are likely to be insufficient to pay such Impositions when due, Management Company shall so advise TRS no later than thirty (30) days prior to the due date of such Impositions in order to provide TRS sufficient time in which to provide funds sufficient for the payment of such Impositions. Management Company shall also, no later than thirty (30) days prior to the date payment is due or three (3) days following the written request from TRS, furnish TRS with copies of official tax bills and assessments and evidence of payment or contest thereof. Any refund or rebate of any Impositions shall be credited to Operating Profit in the Fiscal Year in which such refund is received. All reasonable costs incurred in connection with any such negotiations or proceedings shall constitute an Operating Expense for the year in which they are paid. Notwithstanding the foregoing, no such contest shall be conducted if it will in any way endanger title to the Hotel, the land on which the Hotel is located, or TRS's interest in the Hotel, or create a cloud on title to any of the foregoing or constitute a default under any financing secured by the Hotel. TRS shall within thirty (30) days of receipt of evidence of payment or contest furnish Management Company with copies of official tax bills and assessments and of payment or contest thereof. All Impositions shall constitute an Operating Expense from Gross Revenues in determining Operating Profit, unless otherwise specified in this Agreement; provided, however, that any fines, penalties, or interest added thereto to the extent resulting from TRS’s acts or omissions shall be paid by TRS at its sole expense.

13.02	TRS’s Responsibility

“Impositions” shall not include the following, all of which shall be paid solely by TRS, not from Gross Revenues nor from the Reserve: (1) Any income, excess profits, or revenue taxes of TRS or any person, firm, or entity as a partner of TRS; (2) Special assessments imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (e.g., roads, sidewalks, sewers, etc.) which directly benefit the Hotel; (3) “Impact Fees” which are required of TRS as a condition to the issuance of site plan approval, zoning variances, or building permits; and (4) “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

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ARTICLE XIV

HOTEL EMPLOYEES

14.01	Employees

A.           Management Company shall have the discretion and obligation to hire, promote, supervise, direct, and train all employees at the Hotel (collectively, “Hotel Employees”), to fix their terms of compensation, and generally to establish and maintain policies relating to employment at the Hotel. All Hotel Employees shall at all times be the employees of Management Company and not of TRS, and TRS shall have no responsibility or control respecting such employees unless otherwise specified in this Agreement. If the Hotel’s Operating Accounts are at any time insufficient to pay Employee Benefits, including without limitation, the salaries, incentives, or other compensation payable to Hotel Employees, TRS shall be obligated to fund any such Employee Benefits prior to the respective payroll period. No collective bargaining agreements will be signed without TRS's and Management Company’s approval. Management Company shall inform TRS as to the name, background, and qualifications of the Hotel's General Manager. If Management Company desires to change the General Manager, Management Company shall endeavor to give TRS at least forty-five (45) days’ prior notice, if feasible, of such change stating the reasons for such change and informing TRS of the name, background, and qualifications of any replacement General Manager. TRS shall have the right to interview the proposed replacement General Manager and shall be given the opportunity to meet with the appropriate senior executives of Management Company to discuss the advisability of effectuating any proposed hiring, dismissal, or transfer and any possible alternatives thereto. Management Company shall consider in good faith the opinions and requests of TRS with respect to such matters, and, if Management Company elects not to implement any such request, Management Company shall explain its decision to TRS in reasonable detail.

B.           TRS shall reimburse Management Company for: (i) salaries, wages, and/or benefits of any officers, directors, or employees of Management Company or Management Company’s Affiliates who shall be employed regularly or temporarily or assigned on a full-time basis at the Hotel; and (ii) personnel of Management Company or Management Company’s Affiliates not employed at the Hotel providing information systems support or legal, accounting, or tax services to Management Company in connection with the operation of the Hotel (without duplication of reimbursements included in Centralized Services). All costs and expenses described under this subsection B shall be Operating Expenses and not exceed the amount for such services set forth in the Approved Annual Operating Projection without the approval of TRS.

C.           Management Company and TRS agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of either of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder; provided, however, that neither Management Company nor TRS shall be required to change the terms of any such plan as part of such cooperation.

D.           All personnel employed at the Hotel shall be recruited and trained by Management Company in a manner consistent with Management Company's practices at other comparable hotels managed and operated by Management Company.

E.           Neither TRS nor Management Company shall directly or indirectly solicit, employ, or hire any employees of the other party without the other party’s consent during the Term of this Agreement and continuing for a period of one year following the Termination of this Agreement. Notwithstanding the foregoing to the contrary, either party may use an independent employment agency or advertisements to make general solicitations for employment, provided that the other party’s employees are not targeted specifically.

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14.02	Termination

At Termination, other than by reason of an Event of Default by Management Company hereunder, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by TRS) to reimburse Management Company for (i) all costs and expenses incurred by Management Company which arise out of either the transfer or the termination of employment of Management Company’s employees at the Hotel, such as reasonable transfer costs, unemployment compensation, other employee liability costs (including without limitation costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1990 (as amended, the “WARN Act”)); (ii) to pay Employee Benefits as of the Termination date; and (iii)  a reasonable allowance for severance pay for Executive Employees (as defined below) of the Hotel who do not continue to be employed with respect to the Hotel and who will not be transferred to another hotel owned or managed by Management Company. The amount of such allowance for severance shall not exceed an amount equal to Management Company’s then-current severance benefit for such terminated Executive Employees, unless TRS otherwise approves. As used herein, the term “Executive Employees” shall mean each member of the senior executive staff and each department head of the Hotel.

14.03	Employee Claims

Management Company shall pay from its own funds, and not from Gross Revenues, for any Employee Claim and for the defense of any Employee Claim which is proven to have arisen as the result of: (i) a clear, substantial, and continuing violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, and (ii) action or inaction that is not the isolated act of individual employees, but rather is a direct result of corporate policies of Management Company which either encourage or fail to discourage such conduct. In addition, Management Company shall indemnify, defend, and hold harmless the TRS from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith. Any dispute between TRS and Management Company as to whether or not certain conduct by Management Company is not in accordance with the aforesaid standards shall be resolved by arbitration. Notwithstanding anything to the contrary in this Agreement, Management Company shall not be deemed to be in breach of any provision of this Agreement or liable for any Employee Claim by reason of any act or omission of any Hotel Employee unless such act or omission resulted directly from the actions described in clause (i) or (ii) in this Section 14.03.

ARTICLE XV

DAMAGE AND CONDEMNATION

15.01	Damage and Repair

A.           If, during the Term hereof, the Hotel is damaged or destroyed by fire, casualty, or other cause, TRS shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 12.01 are available (subject to the provisions of any Mortgage encumbering the Hotel) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously.

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B.            In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and TRS fails to timely (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company’s blanket insurance program) commence and complete the repairing, rebuilding, or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon ninety (90) days’ written notice. Additionally, if the Franchise Agreement is terminated due to TRS’s failure to repair and restore the Hotel, this Agreement shall terminate effective upon the termination of the Franchise Agreement.

15.02	Condemnation

A.           If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as of the date Management Company ceases to have physical possession of the Hotel. Any award for such taking or condemnation is to be paid to TRS, provided that Management Company may advance and collect any claims to which it may be entitled as a result of such taking in accordance with the terms of Section 15.02 C.

B.            In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A or the entire Hotel is affected on a temporary basis but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation shall be made available by TRS as shall be necessary to render the Hotel equivalent to its condition prior to such event, and the balance of such award, if any, shall be paid over to TRS.

C.            All condemnation awards or payments in lieu thereof for the value of the land and improvements so taken shall be the sole and exclusive property of TRS. Management Company may make a claim to the condemning authority for its loss of business arising from the events described in this Section 15.02, but only to the extent that such claim in no way prejudices, diminishes, reduces, or impairs TRS's rights under the preceding sentence.

ARTICLE XVI

DEFAULTS

16.01	Default

Each of the following shall constitute a “Default,” to the extent permitted by applicable law:

A.           The commencement of any judicial or administrative proceeding or non-judicial proceeding or the appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or TRS, as the case may be.

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B.           The commencement by Management Company or TRS, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights.

C.           The making of a general assignment by Management Company or TRS, as the case may be, for the benefit of its creditors.

D.           The entry against Management Company or TRS, as the case may be, of any “order for relief” or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or TRS, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

E.           Except as otherwise provided in subsection G below, the failure of Management Company or TRS, as the case may be, to make any payment to be made in accordance with the terms hereof within ten (10) days after written notice, when such payment is due and payable.

F.           Receipt by the Franchisee of any notice from the Franchisor claiming or alleging any default under the Franchise Agreement, if such default is due to any act or omission of TRS or Management Company, as the case may be, and is not cured, to the satisfaction of the Franchisor within fifteen (15) days following the Franchisee’s receipt of such notice (or, if such default cannot reasonably be cured within fifteen (15) days and TRS or Management Company, as the case may be, immediately proceeds with due diligence to cure such default, then within such additional period of time as is reasonably required for such cure, taking into account the termination provisions of the Franchise Agreement).

G.           The failure of TRS to provide to Management Company sufficient Working Capital to operate the Hotel as required by Article VII within three (3) days after TRS’s receipt of a Funds Request from Management Company.

H.           The failure of Management Company or TRS, as the case may be, to perform, keep, or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such Default for a period of thirty (30) days after notice of said failure, or if such Default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion.

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16.02	Event of Default

Upon the occurrence of any Default by either party (referred to as the “defaulting party”) under Section 16.01 A, B, C or D, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an “Event of Default” under this Agreement. Upon the occurrence of any Default by a defaulting party under Section 16.01 E, F, G, or H, such Default shall constitute an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable subsection) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment; provided, however, that if a Default under Section 16.01 H is such that it cannot reasonably be cured within said 30-day period, an “Event of Default” shall then occur if the defaulting party fails to commence the cure of such Default within the specified 30-day period or thereafter fails to diligently pursue such efforts to completion.

16.03	Remedies upon Event of Default

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is the employer of all or a substantial portion of the employees at the Hotel, the 30-day period shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. Upon the occurrence of a Default by either party under Section 16.01 E, the amount owed to the non-defaulting party shall accrue interest, at the rate described in Section 22.03, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

16.04	Excused Non-Performance

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure (defined below), such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s). “Force Majeure” means acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the non-performing party), strikes, fire, unavoidable casualties, and any other causes beyond the reasonable control of the non-performing party. Any failed duty of Management Company which is in whole or part due to TRS’s failure to provide the necessary funds for the payment of Operating Expenses, including the funding of Working Capital or TRS-Funded Capital Expenditures pursuant to Section 8.03 of this Agreement, shall be deemed to be excused under this Section 16.04. Force Majeure shall exclude general economic and/or market factors but shall include acts of terrorism that have an economic impact on the Hotel or other hotels in the Competitive Set. Nothing in this Section 16.04 shall excuse either TRS or Management Company from performance of any obligation of such party to pay any amounts or provide funding as provided in this Agreement.

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ARTICLE XVII

PROPRIETARY MARKS; INTELLECTUAL PROPERTY

17.01	Proprietary Marks

A.           During the Term of this Agreement, the name and branding of Management Company and/or its Affiliates (to the extent of any such Affiliate’s connection with the Hotel), whether used alone or in connection with other another word(s), and all proprietary marks (being all present and future trademarks, trade names, symbols, logos, insignia, service marks, and the like) of Management Company or any one of its Affiliates, whether or not registered (“Proprietary Marks”) shall in all events remain the exclusive property of Management Company and its Affiliates. TRS shall have no right to use any Proprietary Mark, except during the Term of this Agreement and solely in connection with the Hotel. Any signage installed using any Proprietary Mark shall at all times be in conformance with the specifications provided by Management Company.

B.           Apart from the right of TRS to use the Proprietary Marks pursuant to this Agreement, TRS shall acquire no right, title, or interest of any kind or nature whatsoever in or to the Proprietary Marks, or the goodwill associated with the Proprietary Marks. Upon Termination, any and all use of a Proprietary Mark by TRS under this Agreement shall immediately cease. Upon Termination, Management Company shall have the option to purchase, at their then book value, any items of the Hotel’s Inventories and Fixed Asset Supplies as may be marked with a Proprietary Mark. In the event Management Company does not exercise such option, TRS agrees that it will use any such items not so purchased exclusively in connection with the Hotel until they are consumed.

17.02	Computer Software and Equipment

All “Software” (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Management Company in connection with the property management system, any reservation system, and/or any future electronic systems developed by Management Company for use in the Hotel) is and shall remain the exclusive property of Management Company or any one of its Affiliates (or the licensor of such Software, as the case may be), and TRS shall have no right to use, or to copy, any Software. Upon Termination, Management Company shall have the right to remove from the Hotel, without compensation to TRS, all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Management Company. If any of such computer equipment is owned by TRS, Management Company shall reimburse TRS for previous expenditures made by TRS for the purchase of such equipment, subject to a reasonable allowance for depreciation.

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17.03	Intellectual Property

All “Intellectual Property” (meaning all Software and manuals, brochures, and training materials and other directives issued by Management Company or any of its Affiliate’s (to the extent of such Affiliate’s connection with the Hotel) to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Management Company or its Affiliates, and shall be the exclusive property of Management Company or its Affiliates. Upon Termination, all Intellectual Property shall be removed from the Hotel by Management Company, without compensation to TRS.

17.04	Proprietary Materials

TRS hereby acknowledges that the Proprietary Materials and goodwill associated therewith are the sole and exclusive property of Management Company and/or its Affiliates. TRS shall not acquire any right, title or interest of any nature whatsoever in or to the Proprietary Materials and shall not contest the rights of Management Company or its Affiliates in respect of the Proprietary Materials. Upon Termination of the Agreement, all Proprietary Materials (including without limitation any Proprietary Materials in digital form) shall be returned to and retained by Management Company and/or its Affiliates and shall not be retained or used by TRS for any purpose. The provisions of this Article XVII shall survive any Termination of this Agreement.

ARTICLE XVIII

WAIVER AND INVALIDITY

18.01	Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term, provision, option, right, or remedy hereof shall be deemed to have been made unless expressed in writing and signed by such party.

18.02	Partial Invalidity

In the event that any portion of this Agreement shall be declared invalid by order, decree, or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Management Company or TRS or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

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ARTICLE XIX

ASSIGNMENT

19.01	Assignment by Management Company and TRS

A.           Management Company shall not assign or transfer its interest in this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of TRS; provided, however, that Management Company shall have the right, without such consent, upon notice to TRS, to assign, delegate, or transfer its interest in this Agreement, or delegate any of its responsibilities hereunder:

(i) to any Affiliate of Management Company which (a) has adequate experience in managing hotels and has adequate capital to conduct business as Management Company under this Agreement, and (b) agrees in writing to be bound by and comply with the terms of this Agreement (such written agreement to be delivered to TRS), and following such assignment, such Affiliate shall be deemed to be the Management Company for all purposes under this Agreement; or

(ii) in connection with a transfer of all or substantially all of the assets of Management Company, which transfer is being done as part of a merger, consolidation, or sale of all or substantially all of the business which consists of Management Company’s managed hotels; or

(iii) as part of any substantial transaction involving Management Company, pursuant to which either (a) the management team of Management Company remains in control of day-to-day operations; or (b) the new management team has equal or greater experience in operating hotel management companies of a size equal to or greater than Management Company, and, in either event, the newly constituted Management Company is not a competitor of the TRS.

B.           TRS shall not assign or transfer its interest in this Agreement without the prior written consent of Management Company; provided, however, that the TRS shall have the right, without such consent, upon notice to Management Company, to assign or otherwise transfer its interest in this Agreement in connection with:

(i) a sale of the Hotel that complies with the provisions of Section 20.01 of this Agreement;

(ii) any sale, assignment, transfer, or other disposition of the Hotel by TRS to any wholly-owned subsidiary of TRS, provided that such subsidiary owns 100% of the Hotel;

(iii) the collateral assignment of this Agreement by TRS as security for any Mortgage securing a Qualified Loan; or

(iv) a merger or consolidation or a sale of all or substantially all of the assets of TRS, provided, however, that, the provisions of Section 20.01 shall be complied with.

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An assignment (either voluntarily or by operation of law) by TRS of its interest in this Agreement shall not relieve TRS from its obligations under this Agreement which accrued prior to the date of such assignment; TRS shall be relieved of such obligations accruing after such date, if the assignment complies with this Article XIX and if Management Company has received an assumption agreement executed by the assignee.

ARTICLE XX

SALE OR DEMOLITION

20.01	Sale of the Hotel

A.           TRS shall not enter into any Sale of the Hotel to any individual or entity which (i) does not, in Management Company’s reasonable judgment, have sufficient financial resources and liquidity to fulfill TRS’s obligations under this Agreement; (ii) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court; or (iii) is (or any of its Affiliates is), a Specially Designated National or Blocked Person. Notwithstanding anything in this Section 20.01 A to the contrary, if Franchisor has approved the prospective purchaser or tenant as a franchisee, Management Company shall be deemed to have approved the Sale of the Hotel to such prospective purchaser or tenant. TRS shall not enter into a Sale of the Hotel if TRS is at the time in Default under the terms of this Agreement.

B.           If TRS receives a bona fide written offer to enter into a Sale of the Hotel, TRS shall give written notice thereof to Management Company, stating the name of the prospective purchaser or tenant. Such notice (the “Seller’s Notice”) shall include appropriate information relating to such prospective purchaser or tenant demonstrating compliance with Section 20.01 A. TRS shall also thereafter provide any additional information reasonably requested by Management Company. Concurrently with the finalization of such Sale of the Hotel, the purchaser or tenant shall by appropriate instrument reasonably satisfactory to Management Company, assume all of TRS’s obligations hereunder. An executed copy of such assumption agreement shall be delivered to Management Company at the closing or consummation of such Sale of the Hotel.

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If Management Company reasonably determines that a Sale of the Hotel to such prospective purchaser or tenant would violate the provisions of Section 20.01 A, Management Company shall so notify TRS by no later than thirty (30) days after Management Company’s receipt of Seller’s Notice, provided, however, that any decision regarding any such prospective purchaser or tenant shall not be binding if the information furnished by TRS is inaccurate. If TRS enters into an agreement for the Sale of the Hotel to a purchaser or tenant notwithstanding Management Company’s notice of non-compliance, Management Company shall have the right to terminate this Agreement by delivery of written termination notice to TRS not earlier than thirty (30) days, nor more than one hundred twenty (120) days following the date of the giving of such notice. Management Company shall have the right to change such effective date of Termination to coincide with the date of the finalization of the proposed Sale of the Hotel. At Management Company’s election, said notice of Termination shall not be effective if such Sale of the Hotel is not finalized. If (i) such Termination by Management Company results from an Default by TRS under Section 20.01 A, or (ii) TRS fails to deliver Seller’s Notice to Management Company prior to any Sale of the Hotel, Management Company shall have the right, at its option, to immediately terminate this Agreement upon thirty (30) days’ notice to TRS and, in either case, an Event of Default by TRS shall be deemed to have occurred and Management shall have the right to institute any and all proceedings permitted by law or equity, including without limitation, actions for specific performance and/or damages.

C.           Upon a Sale of the Hotel in compliance with this Article XX, TRS shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel; provided, however, that TRS shall continue to be liable for all obligations and amounts due which arise or accrue during the Term of this Agreement before the date of such Sale of the Hotel. No Sale of the Hotel shall reduce or otherwise affect: (a) the current level of Working Capital; (b) the current amount deposited in the Reserve; or (c) the amount in any of the Operating Accounts maintained by Management Company pursuant to this Agreement. If, in connection with any such Sale of the Hotel, the selling TRS intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling TRS must obtain the contractual obligation of the new TRS to replenish those deposits (in identical amounts) simultaneously with such withdrawal. The selling TRS is hereby contractually obligated to Management Company to ensure that such replenishment in fact occurs. The obligations described in this Section 20.01 C shall survive the Sale of the Hotel and Termination of this Agreement.

D.           Each party hereby represents and warrants to the other that neither party nor any of its Affiliates is a Specially Designated National or Blocked Person. In connection with the possibility of a Sale of the Hotel achieved by means of a transfer of the controlling interest in TRS, as the case may be, TRS shall, from time to time, within thirty (30) days after written request by Management Company, furnish Management Company a list of the names and addresses of the direct and indirect owners of capital stock, partnership interest, or other proprietary interest of TRS, provided that TRS shall not be required to provide names and addresses of shareholders of a public company.

20.02	Termination upon Demolition

TRS may, by written notice to Management Company, terminate this Agreement upon the demolition of the Hotel, such Termination to be effective upon the expiration of ninety (90) days following Management Company’s receipt of such notice from TRS. Any such notice shall contain sufficient information to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act.

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ARTICLE XXI

MANAGEMENT COMPANY CONDITIONS

21.01	Conditions upon Management Company’s Obligations

The obligations of Management Company hereunder shall be conditioned upon each of the following:

A.           Receipt of all licenses, permits, decrees, acts, orders, and all other approvals necessary for the management and operation of the Hotel.

B.           The provision by TRS of the Working Capital described in Article VII.

ARTICLE XXII

MISCELLANEOUS

22.01	Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order, or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment, or restriction to which it is a party or by which it is bound; or require any consent, vote, or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

22.02	Relationship of TRS and Management Company

The relationship of TRS and Management Company shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. This Agreement is for the benefit of TRS and Management Company and shall not create third party beneficiary rights. To the extent any fiduciary duties would have the effect of modifying, limiting, or restricting the express provisions of this Agreement, or expanding or restricting the rights or obligations of either party that are expressly addressed in this Agreement, the terms of this Agreement shall prevail and any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement. For the purposes of assessing Management Company’s fiduciary duties and obligations under this Agreement, the parties acknowledge that the terms and provisions of this Agreement and the duties and obligations set forth herein are intended to satisfy the fiduciary duties which may exist as a result of the relationship between the parties. The parties hereby unconditionally and irrevocably waive and release any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages with respect to any breach of fiduciary duties.

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22.03	Failure to Perform

If Management Company or TRS at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder, then the other party after thirty (30) days' written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party's part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of the: (i) interest rate allowed by the applicable usury laws; or (ii) Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

22.04	Breach of Covenant and Attorneys’ Fees

A.           TRS and Management Company and/or their respective affiliated companies shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity.

B.           In the event any action or proceeding is commenced to obtain a declaration of rights hereunder or to enforce any provision of this Agreement, or to seek rescission of this Agreement for Event of Default or any other relief in connection with this Agreement, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled, whether or not such action is prosecuted to judgment. If either party to this Agreement is required to initiate or defend litigation with a third party because of the violation by the other party of any provision of this Agreement, then such party shall be entitled to reasonable attorneys’ fees and all other reasonable costs incurred in connection with such action from the other party.

22.05	Consents

Except as herein otherwise provided, whenever in this Agreement the consent or approval of TRS or Management Company is required, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

22.06	Applicable Law

This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located.

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22.07	Headings

Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

22.08	Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

To TRS:

ARC Hospitality TRS Baltimore, LLC

c/o American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jonathan Mehlman

with a copy to:

American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jesse C. Galloway

To Management Company:

American Realty Capital Hospitality Properties, LLC

c/o American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jonathan Mehlman

with a copy to:

American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jesse C. Galloway

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

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22.09	Environmental Matters

A.          For purposes of this Section 22.09, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring, or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees, or employees of the Hotel.

B.           Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Management Company shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Management Company shall indemnify, defend, and hold harmless the TRS and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use, or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Management Company during the Term of this Agreement.

C.           In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Hotel premises or in the Hotel during the Term of this Agreement, TRS shall (except to the extent such removal is Management Company’s responsibility pursuant to Section 22.09 B) promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. TRS shall (except to the extent that the removal of such hazardous materials is Management Company’s responsibility pursuant to Section 22.09 B) indemnify, defend, and hold harmless Management Company and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of hazardous materials on the Hotel premises or in the Hotel. All costs and expenses of the removal of hazardous materials pursuant to this Section 22.09 C, and of compliance with all environmental laws, and any amounts paid to Management Company pursuant to the indemnity set forth above, shall be paid by TRS from its own funds, not as an Operating Expense or from the Reserve.

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22.10	Equity and Debt Offerings

Neither TRS nor Management Company (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein. Notwithstanding any of the foregoing, Owner, its affiliates, AR Capital, LLC, Realty Capital Securities, LLC, or any lender making a loan secured by the Hotel (individually and collectively, a “Disclosing Party”) may reference Management Company as the manager of the Hotel in any Prospectus, provided such Disclosing Party shall not disclose anything other than the name of the Management Company (without the use of any proprietary marks or materials) without the prior written consent of Management Company (not to be unreasonably withheld).

22.11	Estoppel Certificates

TRS and Management Company will, at any time and from time to time within fifteen (15) days of the request of the other party or a Qualified Lender, execute, acknowledge, and deliver to the other party and such Qualified Lender, if any, a certificate certifying:

A.           That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

B.           The dates, if any, on which the distributions of Operating Profit have been paid;

C.           Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

D.           Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

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22.12	Entire Agreement

This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

22.13	Confidentiality

TRS and Management Company agree that the terms, conditions, and provisions set forth in this Agreement are strictly confidential. Further, TRS agrees to keep strictly confidential all Proprietary Materials of Management Company and/or its Affiliates and the parties agree to keep strictly confidential any information of a proprietary or confidential nature about or belonging to the other party, or to any Affiliate of such other party, to which such party gains or has access by virtue of the relationship between the parties. Except as disclosure may be required to obtain financing for the Hotel from a Secured Lender, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with Legal Requirements (including, as necessary, to obtain licenses, permits, and other public approvals required for the operation of the Hotel), each party shall make every effort to ensure that the information described in this Section 22.13 is not disclosed to any outside person or entities (including any announcements to the press) without the prior approval of the other party. It is understood and agreed that this Section 22.13 is not intended to prohibit or limit disclosure of the matters set forth in this Section 22.13 by TRS or Management Company (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants, and representatives on a need to know basis, or (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its Affiliates’) shares are traded, or (iv) to the extent legally compelled by legal process. The obligations of this Section 22.13 shall survive any Termination of this Agreement.

22.14	No Party Deemed Drafter

TRS and Management Company agree that (i) no party shall be deemed to be the drafter of this Agreement and (ii) in the event that his Agreement is ever construed by a court of law, such court shall not deem either party to be the drafter of this Agreement.

[Signatures Follow on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

TRS:

ARC HOSPITALITY TRS BALTIMORE, LLC, a Delaware limited liability company

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

MANAGEMENT COMPANY:

AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

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Exhibit A

Legal Description of Hotel Site

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Description of Property.pdf - Adobe Acrobat

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EXHIBIT A

Description of the Property

PARCEL I:

Being known and designated as Parcel C-3 as shown on that plat entitled "Resubdivision of Parcel C-1 Inner Harbor East", which plat is recorded among the Land Records of Baltimore City, Maryland as plat record FMC 3607, being a re-recording of plat record FMC 3598.

PARCEL II:

Together with the Easements benefiting Parcel I above, as set forth in the Amended and Restated Reciprocal Easement Agreement dated February 28, 2000 by and between Harbor East Parcel C – Commercial, LLC, Harbor East Parcel C – Hotel, LLC and Trigen-Inner Harbor East, LLC, and recorded among the Land Records of Baltimore City, Maryland in Liber 147, folio 273.

NOTE FOR INFORMATIONAL PURPOSES ONLY:
Tax Account No. 03-60-1799A-003

1 / 1

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